EXHIBIT 12.2
                    TRITON ENERGY LIMITED AND SUBSIDIARIES
   COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE
                                  DIVIDENDS
                        (IN THOUSANDS, EXCEPT RATIOS)
                                 (UNAUDITED)




                                                                                                           SEVEN MONTHS
                                                                    NINE MONTHS ENDED        YEAR ENDED       ENDED
                                                                      SEPTEMBER  30,           DEC. 31,      DEC. 31,
                                                             ------------------------------  ------------  --------------
                                                                           1996       1995          1995            1994
                                                             -------------------  ---------  ------------  --------------
Fixed charges, as defined (1):
    Interest charges                                         $           33,049   $ 30,509   $    41,305   $      20,285
    Preference dividend requirements of the Company                         985        802           802             449
    Preferred dividend requirements of subsidiaries
      adjusted to pre-tax basis                                             ---        ---           ---             ---
                                                             -------------------  ---------  ------------  --------------
        Total fixed charges                                              34,034     31,311        42,107          20,734
                                                             -------------------  ---------  ------------  --------------

Earnings, as defined (1) (3):
  Earnings (loss) from continuing operations
     before income taxes, minority interest,
     extraordinary item and cumulative effect of
     accounting change                                                   47,635     15,856        16,600         (22,834)
  Fixed charges, above                                                   34,034     31,311        42,107          20,734
  Less interest capitalized                                             (19,097)   (11,522)      (16,211)        (11,833)
  Plus undistributed (earnings) loss of affiliates                         (118)     1,014         2,249           4,102
  Less preference dividend requirements of the
    Company and its subsidiaries adjusted to pre-tax basis                 (985)      (802)         (802)           (449)
                                                             -------------------  ---------  ------------  --------------
                                                             $           61,469   $ 35,857   $    43,943   $     (10,280)
                                                             -------------------  ---------  ------------  --------------

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERENCE DIVIDENDS (2) (3)                                         1.8        1.1           1.0             ---
                                                             -------------------  ---------  ------------  --------------






                                                                                    YEARS ENDED MAY 31,
                                                             ------------------------------------------------------
                                                                             1994        1993       1992      1991
                                                             ---------------------  ----------  ---------  --------
Fixed charges, as defined (1):
    Interest charges                                         $             26,951   $  16,336   $ 11,066   $28,056
    Preference dividend requirements of the Company                           ---         ---      1,386     5,546
    Preferred dividend requirements of subsidiaries
      adjusted to pre-tax basis                                               364       1,551      1,780     2,330
                                                             ---------------------  ---------   ---------  --------
        Total fixed charges                                                27,315      17,887     14,232    35,932
                                                             ---------------------  ----------  ---------  --------

Earnings, as defined (1) (3):
  Earnings (loss) from continuing operations
     before income taxes, minority interest,
     extraordinary item and cumulative effect of
     accounting change                                                    (23,104)   (147,445)   (87,124)   21,054
  Fixed charges, above                                                     27,315      17,887     14,232    35,932
  Less interest capitalized                                               (16,863)     (6,407)    (6,529)   (5,879)
  Plus undistributed (earnings) loss of affiliates                           (645)      3,012      2,558    (2,604)
  Less preference dividend requirements of the
    Company and its subsidiaries adjusted to pre-tax basis                   (364)     (1,551)    (3,166)   (7,876)
                                                             ---------------------  ----------  ---------  --------
                                                             $            (13,661)  $(134,504)  $(80,029)  $40,627
                                                             ---------------------  ----------  ---------  --------

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERENCE DIVIDENDS (2) (3)                                           ---         ---        ---       1.1
                                                             ---------------------  ----------  ---------  --------




(1) Earnings include the Company's equity in the losses of an affiliate whose debt is guaranteed by the Company. Related interest charges for the years ended May 31, 1992 and 1991 of $819,000 and $802,000, respectively, were excluded from fixed charges due to the improbability that such guarantees would be honored.

(2) Earnings were inadequate to cover fixed charges and preference dividends for the seven months ended December 31, 1994 by $31,014,000 and for the years ended May 31, 1994, 1993 and 1992 by $40,976,000, $152,391,000 and
$94,261,000,  respectively.

(3) Earnings reflect nonrecurring writedowns and loss provisions of $3,150,000 for the nine months ended September 30, 1996, $1,058,000 for the year ended December 31, 1995, $984,000 for the seven months ended December 31, 1994 and $45,754,000, $99,883,000, $48,805,000 and $2,708,000, for the years ended May 31, 1994, 1993, 1992 and 1991, respectively. Nonrecurring gains from the sales of assets and other gains aggregated $22,189,000 and
$13,571,000 for the nine months ended September 30, 1996 and 1995, respectively, $13,617,000, $56,193,000 and $28,351,000 for the years ended
December 31, 1995, May 31, 1994 and 1991, respectively. The ratio of earnings to combined fixed charges and preference dividends if adjusted to remove nonrecurring items would have been 0.7 for the nine months ended September 30, 1995 and 0.7 and 0.5 for the years ended December 31, 1995 and May 31, 1991, respectively. Without nonrecurring items, earnings would have been inadequate to cover fixed charges and preference dividends for the nine months ended September 30, 1995 by $9,025,000, for the year ended December 31, 1995 by $10,723,000, for the seven months ended December 31, 1994 by $30,030,000 and for the years ended May 31, 1994, 1993, 1992 and 1991 by $51,415,000,
$45,183,000,  $33,687,000  and  $17,452,000,  respectively.